Exhibit 10.43

EXECUTION VERSION

SECOND AMENDED AND RESTATED SPONSOR

GUARANTY AGREEMENT

This SECOND AMENDED AND RESTATED SPONSOR GUARANTY AGREEMENT, dated as of March 13, 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty Agreement”), is made by KOHLBERG TE INVESTORS VII, L.P., a Cayman Islands exempted limited partnership (the “Guarantor”), acting by its general partner, Kohlberg Management VII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner, Kohlberg GP Management VII, L.L.C., a Delaware limited liability company, in favor of ANTARES CAPITAL LP, as administrative agent (in such capacity, the “Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to that certain Amended and Restated Credit Agreement, dated as of April 13, 2017 (as the same has been and may from time to time be amended, amended and restated, supplemented or otherwise modified, including, without limitation, pursuant to the Sixth Amendment (as defined below), the “Credit Agreement”), among SPINAL ELEMENTS, INC., a Delaware corporation (f/k/a AMENDIA, INC.) (the “Borrower”), the other Credit Parties named therein, the Lenders and the Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make Loans and other financial accommodations to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, on July 12, 2018, the Borrower, the other Credit Parties, the Agent and the Lenders signatory thereto (the “Consenting Lenders”) entered into that certain Forbearance Agreement and First Amendment to Amended and Restated Credit Agreement, pursuant to which certain of the Consenting Lenders (the “LIFO Revolving Lenders”) agreed to make the LIFO Revolving Loans subject to the terms and conditions set forth in the Credit Agreement;

WHEREAS, on June 20, 2019, the Borrower, the other Credit Parties, the Agent and the Lenders signatory thereto (including the Consenting Lenders) entered into that certain Fifth Amendment to Amended and Restated Credit Agreement (the “Fifth Amendment”), pursuant to which, inter alia, the LIFO Revolving Lenders agreed to increase the Aggregate LIFO Revolving Loan Commitments to $30,000,000;

WHEREAS, as a condition precedent to the effectiveness of the Fifth Amendment, the Guarantor executed and delivered that certain Amended and Restated Sponsor Guaranty Agreement, dated as of June 20, 2019 (the “Original Guaranty Agreement”), to the Agent for its benefit and the benefit of the Lenders as provided in the Credit Agreement;

WHEREAS, the Guarantor acknowledges that the Borrower, the other Credit Parties, the Agent and certain Lenders are entering into that certain Sixth Amendment to Amended and Restated Credit Agreement, dated as of the date hereof (the “Sixth Amendment”) pursuant to which, inter alia, the LIFO Revolving Lenders are agreeing to increase the Aggregate LIFO Revolving Loan Commitments by $20,000,000;

WHEREAS, it is a condition precedent to the effectiveness of the Sixth Amendment that the Guarantor shall have executed and delivered this Guaranty Agreement (which will replace the Original Guaranty Agreement) to the Agent for its benefit and the benefit of the Lenders as provided in the Credit Agreement;

WHEREAS, the Guarantor is an owner of issued and outstanding Stock of KAMD HOLDINGS, INC., a Delaware corporation, which is the owner of the issued and outstanding Stock of KAMD BUYER, INC., a Delaware corporation, which, in turn, is the owner of the issued and outstanding Stock of the Borrower, and the Guarantor will derive substantial direct and indirect benefit from the LIFO Revolving Lenders making the LIFO Revolving Loans and other financial accommodations in accordance with the Credit Agreement and the Sixth Amendment; and

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Agent and the applicable Lenders to make, or permit the LIFO Revolving Loans, as the case may be, and to enter into the Sixth Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees with the Agent, for its benefit and the benefit of the Lenders as provided in the Credit Agreement, to amend and restate the Original Guaranty Agreement in its entirety as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions.

(a) Capitalized terms used herein, unless otherwise defined, shall have the meanings given to them in the Credit Agreement (including in the recitals hereto). The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(b) The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Guaranty Agreement shall refer to this Guaranty Agreement as a whole and not to any particular provision of this Guaranty Agreement; and subsection and section references are to this Guaranty Agreement unless otherwise specified. The term “including” is not limiting and means “including without limitation.”

(c) The following terms shall have the following meanings:

“Accounts Payable Adjustment Amount” means, on any date of determination, the aggregate amount of accounts payable of the Credit Parties that have been past due for more than sixty (60) days (excluding accounts payable that are the subject of a good faith dispute between the parties) in excess of $2,582,959.14, as determined pursuant to the governing contract, purchase order or other applicable agreement; provided that, if accounts payable are not subject to any such contract, purchase order or other applicable agreement, such accounts payable will be deemed to be past due sixty days after the earliest to occur of (i) the date the invoice in respect of such accounts payable was issued, and (ii) the last date on which goods and/or services corresponding to such accounts payable were received by the Credit Parties.

“Available Capital Commitment” of the Guarantor means, on any date of determination, an amount equal to the sum of (a) the aggregate amount of all remaining non-contingent cash capital contribution commitments of all of the limited partners and other investors in the Guarantor owing to the Guarantor, which are free and clear of all Liens (other than Permitted Guarantor Liens); provided that such amount shall not include (i) commitments of limited partners or other investors of the Guarantor who are in default of their commitments, (ii) commitments of limited partners or other investors who have notified the Guarantor that they will not be funding their commitments or have terminated their commitments, or (iii) commitments that cannot be applied to funding under this Guaranty Agreement pursuant to any contractual restrictions, including restrictions in the Guarantor’s fund documents, plus (b) the aggregate amount of all remaining cash contribution commitments of Kohlberg Investors VII, L.P., Kohlberg Investors VII-B, L.P., Kohlberg TE Investors VII-B, L.P., Kohlberg Partners VII, L.P. and Kohlberg Investors VII-C, L.P. (each, a “Sharing Fund” and, collectively, the “Sharing Funds”) owing to the Guarantor, which are free and clear of all Liens (other than Permitted Guarantor Liens), and which are contingent only on the occurrence of a Triggering Event following which the Guarantor is required to make a payment hereunder; provided that such amount shall not include (i) commitments of Sharing Funds who are in default of their commitments, (ii) commitments of Sharing Funds who have notified the Guarantor that they will not be funding their commitments or have terminated their commitments, or (iii) commitments that cannot be applied to funding under this Guaranty Agreement pursuant to any contractual restrictions, including restrictions in the Guarantor’s fund documents plus (c) all unrestricted cash and Cash Equivalents of the Guarantor, which are free and clear of all Liens (other than Permitted Guarantor Liens), minus (d) the aggregate outstanding amount of the Guarantor’s Other Obligations, in each case, as of such date of determination.

“Guaranteed Obligations” means, without duplication, as of the time of the applicable Triggering Event, the lesser of (X) (a) the LIFO Revolving Loan Obligations then outstanding, plus (b) the sum of (i) the principal then outstanding with respect to Term Loans held by any Consenting Lender and Original Revolving Loans held by any Consenting Lender to the extent of any interest that has been paid in kind plus (ii) the accrued unpaid interest on such Term Loans and Original Revolving Loans that could be elected to be paid in kind on the next Interest Payment Date plus (iii) the accrued and unpaid interest outstanding with respect to Term Loans held by any First Amendment Non-Consenting Lender and Original Revolving Loans held by any First Amendment Non-Consenting Lender (collectively, “Non-Consenting Lender PIK Pari Interest”) in each case to the extent such interest was due and payable on or after the First Amendment Date and which would have been required to be paid in kind had such First Amendment Non-Consenting Lenders been Consenting Lenders; provided, that the aggregate amount permitted under this clause (b) shall be the greater of (i) $45,000,000 less the LIFO Revolving Loans then outstanding and (ii) $0 (the aggregate amount described in this clause (b), the “Guaranteed PIK Interest”), plus (c) accrued and unpaid cash interest (for the avoidance of doubt, excluding any PIK Interest and any Non-

Consenting Lender PIK Pari Interest) outstanding with respect to Term Loans held by any Lender, Original Revolving Loans held by any Lender and LIFO Revolving Loans that accrued on or prior to the LIFO Maturity Date; provided that the aggregate amount permitted under this clause (c) shall be the greater of (i) $50,000,000 less the sum of the LIFO Revolving Loans then outstanding and the Guaranteed PIK Interest and (ii) $0 (such cash interest, the “Guaranteed Cash Interest”), plus (d) solely if an Insolvency Proceeding is commenced within five Business Days after the Agent has the right to cause a LIFO Revolving Loan to be made or deemed to be made to fund such amounts pursuant to Section 1.10(a) of the Credit Agreement, additional principal outstanding with respect to Term Loans held by any Lender and Original Revolving Loans held by any Lender in an aggregate amount equal to the Accounts Payable Adjustment Amount (such Obligations, the “Guaranteed Accounts Payable Shortfall”), plus (e) solely if an Insolvency Proceeding is commenced within five Business Days after the Agent has the right to cause a LIFO Revolving Loan to be made or deemed to be made to fund such amounts pursuant to Section 1.10(a) of the Credit Agreement, additional principal outstanding with respect to Term Loans held by any Lender and Original Revolving Loans held by any Lender in an aggregate amount equal to the greater of (i) $750,000 minus the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries and (ii) $0 (such Obligations, the “Guaranteed Liquidity Shortfall”), plus (f) any and all accrued unpaid fees provided for under Section 1.9 of the Credit Agreement (excluding reimbursable professional fees and expenses) (the “Guaranteed Fees”), and (Y) the Maximum Guaranteed Amount.

“Guarantor Bankruptcy Event” means any of the events specified in the definition of “Insolvency Proceeding” in the Credit Agreement with respect to the Guarantor.

“Guarantor Event of Default” means any of the events specified in Section 6, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Guaranty Termination Date” means, subject to Sections 2.2, 2.6(d) and 7.2, the earliest to occur of (a) the Paid in Full Date, and (b) the date on which the Agent has received indefeasible payment in cash from the Guarantor in respect of, and in aggregate amount equal to, the Maximum Guaranteed Amount upon demand by the Agent in accordance with Sections 2.1(a) and 3.2, plus any other amounts owing hereunder, including under Sections 2.6 and 8.11.

“LIFO Revolving Loan Obligations” means, as of any date of determination, the then outstanding principal amount of the LIFO Revolving Loans and all accrued unpaid interest thereon.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the financial condition, business, performance, operations or property of the Guarantor, (b) the ability of the Guarantor to perform its obligations hereunder and (c) the validity or enforceability of this Guaranty Agreement or the rights and remedies of the Agent and the Lenders hereunder.

“Maximum Guaranteed Amount” means $50,000,000.

“Other Obligations” means, without duplication, the collective reference to all obligations and liabilities of the Guarantor, including (a) those that would, in accordance with GAAP, be reflected as liabilities on a balance sheet of the Guarantor, (b) any liabilities secured by a Lien on any assets of the Guarantor (other than liabilities secured by a Lien on solely assets that are not of the type described in clauses (a), (b) or (c) of the definition of Available Capital Commitment), (c) the maximum amount of any other guaranty, capital call, keep well, or similar contingent liability, whether or not required to be reflected on a balance sheet of the Guarantor, and (d) the portion of the purchase price of any acquisition or investment that has not yet closed that the Guarantor is then subject to an applicable commitment, pursuant to a written contract, to contribute cash or equity in order to fund such investment or acquisition, whether or not such agreement is subject to conditions (which portion, for the avoidance of doubt, shall not include the aggregate amount of commitments in respect of debt or equity financing received by the Guarantor from third parties in connection with the financing of such investment or acquisition), but excluding the obligations of the Guarantor under this Guaranty Agreement; provided that, notwithstanding the foregoing, only the drawn portion of, and any issued letter of credit under, any capital call credit facility of the Guarantor shall be included in the calculation of “Other Obligations”.

“Paid in Full Date” means the date on which all Obligations under the Credit Agreement, including the Guaranteed Obligations, have been indefeasibly satisfied by payment in full in cash, all Commitments under the Credit Agreement have been terminated and all Letters of Credit Issued under the Credit Agreement have expired, have been discharged, or have been cash collateralized in accordance with the terms of the Credit Agreement.

“Permitted Guarantor Lien” means (i) a Lien of the type described in clause (a) or (b) of the definition of Permitted Liens, (ii) Liens on capital contribution commitments owing to the Guarantor granted under any “capital call” credit facility, (iii) Liens arising by operation of law for any obligations (including taxes, assessments and governmental charges) in each case that (a) are not yet due or (b) are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP, and (iv) rights of setoff imposed by law upon deposits of cash in respect of cash capital contribution commitments in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank or depository institution.

“Triggering Event” means the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise: (i) election by the Agent to accelerate the LIFO Revolving Loans pursuant to Section 7.2 of the Credit Agreement solely with respect to an Event of Default under Section 7.1(a)

(Non-Payment) of the Credit Agreement unless such Event of Default constitutes a Specified Default (provided that to the extent such Event of Default is capable of being cured by the proceeds of a LIFO Revolving Loan deemed made pursuant to Section 1.10 of the Credit Agreement, such Triggering Event corresponding solely to such curable payment of such Event of Default shall be deemed not to have occurred), (ii) an Event of Default under Section 7.1(f) (Insolvency; Voluntary Proceedings), Section 7.1(g) (Involuntary Proceedings) or 7.1(l) (Ownership) of the Credit Agreement (for the avoidance of doubt, giving effect without duplication to all applicable grace periods and, in any case, unless waived by the applicable Lender); (iii) any liquidation, sale or disposition of all or substantially all of the assets of Borrower and the other Credit Parties unless the Guaranty Termination Date occurs prior to or concurrently with the consummation of such liquidation, sale or disposition; (iv) any Guarantor Event of Default; (v) the LIFO Maturity Date; (vi) any Initial Public Offering of Stock of Borrower (or any direct or indirect parent company of Borrower); and (vii) March 31, 2021, in the case of this clause (vii) solely to the extent the outstanding LIFO Revolving Loan Obligations exceed $30,000,000 on March 31, 2021; provided that, notwithstanding the foregoing, no additional Triggering Events shall occur after the LIFO Maturity Date.

SECTION 2. GUARANTEE

2.1. Guarantee.

(a) The Guarantor hereby unconditionally and irrevocably guarantees to the Agent, for its benefit and the benefit of the applicable Lenders and their respective successors, endorsees, transferees and assigns, the complete payment by the Borrower and the other Credit Parties of the Guaranteed Obligations in the manner and at the time specified in this Section 2.1 and in Section 2.5. The Agent may make demand for payment under this Guaranty Agreement at any time, and from time to time (and in multiple demands), from and after the occurrence of a Triggering Event, whether or not all or any portion of the Guaranteed Obligations are otherwise due and payable by Borrower at such time, and without any other condition, event or occurrence having to exist as a condition to Agent making such demand. Notwithstanding anything to the contrary contained herein, payment by the Guarantor of any portion of the Guaranteed Obligations then outstanding upon a Triggering Event shall not relieve the Guarantor from its liability for any remaining Guaranteed Obligations due and owing hereunder; provided, that the liability hereunder of the Guarantor in respect of the Guaranteed Obligations shall not exceed the Maximum Guaranteed Amount (in addition to any amounts for which the Guarantor may become liable pursuant to Sections 2.6 or 8.11).

(b) The Guarantor acknowledges and agrees that notwithstanding any provision in this Agreement or in the Loan Documents to the contrary, the Agent shall have the right to apply the following amounts first to Obligations not constituting Guaranteed Obligations (until such Obligations are repaid in full) before applying such amounts to Obligations constituting Guaranteed Obligations: (i) any mandatory prepayment made by or for the account of the Borrower or any other Credit Party pursuant to Section 1.8 of the Credit Agreement, or (ii) any Collateral proceeds or other amounts received or collected by the Agent or any Lender from or otherwise for the account of the Borrower or any other Credit Party in connection with Agent’s or any Lender’s exercise of remedies or other enforcement rights under the Loan Documents and/or applicable law (for the avoidance of doubt, in each case excluding any payments made by the Guarantor upon demand by Agent pursuant to this Guaranty Agreement).

(c) The Guarantor acknowledges that valuable consideration supports this Guaranty Agreement, including the consideration set forth in the recitals above, as well as (i) any commitment to lend, extension of credit or other financial accommodation, whether heretofore made or hereafter made by the Lenders or the Agent to the Borrower; (ii) any extension, renewal or replacement of the Obligations; (iii) any forbearance with respect to any of the Obligations or otherwise (including the forbearance provided for in the Amendment and any other forbearance whether or not in writing); (iv) any cancellation of an existing guaranty; (v) any purchase or other acquisition of the Borrower’s or any other Credit Party’s assets by the Lenders or the Agent; (vi) any amendment to, or waivers of defaults under, any Loan Documents, or (vii) any other consideration.

(d) Notwithstanding any provision of this Guaranty Agreement to the contrary, it is intended that this Guaranty Agreement not constitute a “Fraudulent Conveyance” (as defined below) in the event that this Guaranty Agreement or such interest is subject to the Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute (the “Bankruptcy Code”) or any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state. Consequently, the Guarantor and the Agent agree that if this Guaranty Agreement would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guaranty Agreement shall be valid and enforceable only to the maximum extent that would not cause this Guaranty Agreement to constitute a Fraudulent Conveyance, and this Guaranty Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, as in effect from time to time.

2.2. No Subrogation. Notwithstanding (a) any payment made by the Guarantor hereunder, (b) any set-off or application of funds of the Guarantor by the Agent or any Lender, or (c) any application by the Agent or any Lender of any other assets of the Guarantor subject to Liens granted by the Guarantor as security for the Guaranteed Obligations, the Guarantor shall not be entitled to be subrogated to any of the rights of the Agent or any Lender against the Borrower, any other Credit Party or any collateral security or guarantee or right of offset held by the Agent or any Lender for the payment of the Guaranteed Obligations, nor shall the Guarantor seek or be entitled to any contribution or reimbursement from the Borrower or any other Credit Party in respect of payments made by the Guarantor hereunder (such rights described in this clause (a), collectively, the “Guarantor Subrogation Rights”), in each case until the Paid in Full Date. Without limiting the foregoing: (i) all Guarantor Subrogation Rights shall be expressly subordinated in right and time of payment to the payment in full in cash of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and all Letter of Credit Obligations have been discharged or cash collateralized; (ii) if any amount shall be paid to the Guarantor on account of such Guarantor Subordination Rights at any time prior to or within one hundred twenty-three (123) days after the Paid in Full Date, such amount shall be promptly turned over to the Agent and held by the Agent until the date that is one hundred twenty-three (123) days after the Paid in Full Date and, upon expiration of such one hundred twenty-three (123) day period shall be turned over to the Guarantor (without representation (except as to the absence of Liens created by the Agent) or recourse), unless during such one hundred twenty-three (123) day period (a) any preference, avoidance or similar claim is made upon the Agent or any Lender in respect of the Loan Documents, or (b) any Insolvency Proceeding in respect of any Credit Party is commenced, in any of which events the Paid in Full Date shall be deemed not to have occurred and the Agent shall continue to hold such cash, securities or other property until such claim is resolved to the satisfaction of the Agent or, in the case of any Insolvency Proceeding, such Insolvency Proceeding is completed and any such claim made in connection with such Insolvency Proceeding is resolved to the satisfaction of the Agent. The Agent may apply such cash, securities or other property to such claim or any Obligations reinstated as a consequence of such claim or Insolvency Proceeding. If any amount shall be paid to the Guarantor on account of such Guarantor Subrogation Rights at any time prior to the Paid in Full Date, such amount shall be held by the Guarantor in trust for the Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine. The agreements in this Section 2.2 shall survive the Guaranty Termination Date.

2.3. Guaranty Continuing, Absolute and Unconditional. This Guaranty Agreement is and is intended to be an unconditional continuing guaranty of payment of the Guaranteed Obligations, and not of collectability, and is and is intended to be independent of and in addition to any other guaranty, endorsement, Collateral or other agreement held by the Agent or the Lenders therefor or with respect thereto, whether or not furnished by the Guarantor or any Credit Party. Neither the Agent nor any Lender shall be required to prosecute collection, enforcement or other remedies against any Credit Party or any other guarantor of the Obligations or any other Person, or to enforce or resort to any of the Collateral or other rights or remedies pertaining thereto, in each case before calling on the Guarantor for payment under this Guaranty Agreement. For avoidance of doubt, regardless of whether the Guarantor or any Credit Party disputes in good faith or otherwise any component of the Obligations, the Guarantor shall remain unconditionally obligated to pay in cash the full amount of the Guaranteed Obligations, including both the undisputed portion of the Guaranteed Obligations plus any disputed portion of the Guaranteed Obligations in accordance with Section 2.1(a), as well as all amounts owed by the Guarantor under Sections 2.6 and 8.11.

2.4. [Reserved].

2.5. Payments.

(a) Method of Payments. Payments by the Guarantor hereunder shall be paid to the Agent in immediately available funds by wire transfer to the account of the Agent specified in the Credit Agreement as the account to which the Borrower will make required payments of principal and interest (or to such other account or by such other means or to such other address as the Agent shall have notified the Guarantor in writing) in the currency in which such Obligation is payable under the Credit Agreement.

(b) Payment of Guaranteed Obligations. The Guarantor shall pay the Agent (for its benefit and the ratable benefit of the applicable Consenting Lenders), in the manner set forth in Section 2.5(a), the Guaranteed Obligations (x) in connection with a Triggering Event described solely in clause (vii) of the definition thereof, on March 31, 2021, and (y) in all other circumstances, within 10 Business Days after demand by Agent in accordance with Section 2.1(a). The amount of Guaranteed Obligations due and payable hereunder shall be determined based on, and as of, the Triggering Event identified in such demand notice or, in the case of a Triggering Event described solely in clause (vii) of the definition thereof, the lesser of (x) the amount of LIFO Revolving Loan Obligations outstanding on March 31, 2021 in excess of $30,000,000 and (y) $20,000,000. Notwithstanding anything to the contrary in this Guaranty Agreement, the amount of LIFO Revolving Loan Obligations outstanding as of any date shall be deemed to be the amount of such obligations that remain unpaid at the applicable deadline for payment of such obligations on such date in accordance with the Credit Agreement. Unless otherwise directed by Required LIFO Revolving Lenders, the Agent shall apply all such payments of the Guaranteed Obligations received hereunder as follows:

first, to payment of any Guaranteed Fees owing to the Agent under Section 1.9(a) of the Credit Agreement;

second, to payment of the LIFO Revolving Loan Obligations;

third, to payment of any Guaranteed Cash Interest;

fourth, to payment of any Guaranteed PIK Interest;

fifth, to payment of any Guaranteed Accounts Payable Shortfall;

sixth, to payment of any Guaranteed Liquidity Shortfall; and

seventh, to payment of any Guaranteed Fees (other than those referenced in clause “first” above).

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application of the next succeeding category, (ii) each of the Lenders entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses first through seventh above.

(c) Notwithstanding anything in the Management Agreement to the contrary, the payment of any management, consulting, or similar fees, costs, and/or expenses shall be subject to the limitations of Section 5.7 of the Credit Agreement (as amended by the Sixth Amendment).

2.6. Enforcement Expenses; Indemnification; Interest.

(a) The Guarantor agrees to pay or reimburse the Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it in connection with (i) collecting against the Guarantor hereunder, (ii) the investigation, interpretation or administration of, any modification of any term of or termination of this Guaranty Agreement, and (iii) the enforcement or preservation of any right or remedy under this Guaranty Agreement, in the case of each of (i), (ii), and (iii) above, including Attorney Costs of one primary law firm or other external counsel of Agent and one local counsel of Agent.

(b) All amounts payable under this Guaranty Agreement, including the Guaranteed Obligations, that are not paid on the due date thereof shall bear interest at a rate per annum equal to the default rate of interest payable under the Credit Agreement in respect of LIFO Revolving Loans that are Base Rate Loans for the period from and including the due date thereof through and including the date of indefeasible payment in full in cash of all such overdue amounts.

(c) The Guarantor acknowledges and agrees that notwithstanding anything to the contrary in this Guaranty Agreement, its liabilities and obligations under this Section 2.6 are in addition to the obligations described in Section 2.1 above or Section 8.11 below and are not subject to any limitations in amount set forth herein.

(d) The agreements in this Section 2.6 shall survive the Guaranty Termination Date.

SECTION 3. CERTAIN RIGHTS AND OBLIGATIONS

3.1. The Guarantor acknowledges and agrees that the Agent and the Lenders may, without notice, demand or any reservation of rights against the Guarantor, and without affecting the Guarantor’s obligations hereunder, from time to time until the Paid in Full Date:

(a) settle, compromise, subordinate, renew, extend, release, increase, accelerate or otherwise change the amount of, time for payment of, the terms of, or the interest on, the Obligations or any part thereof or security therefor, or grant other accommodations to the Borrower or others, or to amend or modify any Loan Document;

(b) accept from any Person, including the Borrower, and hold collateral, including Collateral, for the payment of the Obligations or any part thereof, and modify, exchange, enforce or refrain from enforcing, or release, compromise, settle, waive, subordinate or surrender, with or without consideration, such Collateral or any part thereof;

(c) accept and hold any endorsement or guaranty of payment of the Obligations or any part thereof, and discharge, release or substitute any such obligation of any such endorser, guarantor, or any Person who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof, or any other Person in any way obligated to pay the Obligations or any part thereof, and enforce or refrain from enforcing, or compromise or modify, the terms of any obligation of any such endorser, guarantor, or Person;

(d) subject to the applicable provisions set forth in the Loan Documents (as amended by the Amendment), dispose of any and all collateral, including Collateral, securing the Obligations in any manner as the Agent or the requisite Lenders, in their sole discretion, may deem appropriate, and direct the order or manner of such disposition and the enforcement of any and all endorsements and guaranties relating to the Obligations or any part thereof as the Agent or the requisite Lenders in their sole discretion may determine;

(e) subject to the applicable provisions set forth in the Loan Documents (as amended by the Amendment), determine the manner, amount and time of application of payments and credits, if any, to be made on all or any part of the Obligations and any components thereof (whether principal, interest, fees, costs, and expenses, or otherwise) including the application of payments received from any source to the payment of indebtedness other than the Obligations even though the Agent or the requisite Lenders might lawfully have elected to apply such payments to the Obligations instead of to amounts which are not covered by this Guaranty Agreement;

(f) take advantage or refrain from taking advantage of any security or accept or make or refrain from accepting or making any compositions or arrangements when and in such manner as the Agent or the requisite Lenders, in their sole discretion, may deem appropriate;

(g) exercise or refrain from exercising any rights against the Borrower, any other Credit Party, or others, or otherwise act or refrain from acting under or in connection with any Loan Document, including consenting to or waiving any breach, act, omission or default under any of the Loan Documents;

(h) make LIFO Revolving Loans or Revolving Loans, make or acquire participations in Swing Loans, issue, support or acquire participations in Letters of Credit and the related L/C Reimbursement Obligations, or otherwise provide financial accommodations to Borrower under the Credit Agreement and the other Loan Documents from time to time as the Agent and the requisite Lenders in their sole discretion may determine, in any amount whatsoever and without regard to any borrowing restrictions set forth in the Credit Agreement or any other Loan Document; and

(i) do or refrain from doing any act or thing that might otherwise, at law or in equity, release or limit the liability of the Guarantor as a guarantor or surety, either in whole or in part, and in no case shall the Agent or the Lenders be responsible or shall the Guarantor be released, either in whole or in part, for any act or omission in connection with the Agent’s or the Lenders’ having sold any collateral or other security at less than its value.

3.2. Upon any demand by the Agent made in accordance with the terms of this Guaranty Agreement, individually or at the written direction of the Required LIFO Revolving Lenders, the Guarantor hereby agrees to pay the Guaranteed Obligations in accordance with Section 2.1(a):

(a) without deduction by reason of any set-off, withholding, recoupment, defense (other than payment by the Guarantor following demand by Agent in accordance with this Guaranty Agreement), counterclaim or deduction of any kind (other than deductions for taxes paid by the Guarantor on behalf of the Agent or the Lenders, subject to Section 8.11);

(b) without requiring presentment, protest or notice of nonpayment, or notice of default to the Guarantor, to the Borrower or to any other Person;

(c) without demand for payment or proof of such demand or filing of claims with a court in the event of receivership, bankruptcy or reorganization of the Borrower or any guarantor of the Obligations;

(d) without requiring the Agent or the Lenders to resort first to the Borrower (this being a guaranty of payment and not of collection), to any other guarantor of the Obligations, or to any other guaranty or any collateral, including Collateral, that the Agent or the Lenders may hold;

(e) without requiring notice of acceptance hereof or assent hereto by the Agent or the Lenders; and

(f) without requiring notice that any of the Obligations has been incurred, extended or continued or of the reliance by the Agent or the Lenders upon this Guaranty Agreement; all of which the Guarantor hereby irrevocably waives.

3.3. The Guarantor’s obligations hereunder shall not be affected by any of the following, and the Guarantor hereby waives any defense related thereto:

(a) any failure to create, perfect or continue to perfect, or delay in perfecting, any security interest in or other Lien on any collateral securing payment of any of the Obligations or the Guarantor’s obligations hereunder;

(b) the invalidity, unenforceability, propriety of manner of enforcement of, or loss or change in priority of, any Loan Document or any security interest or other Lien or guaranty of the Obligations;

(c) any failure to protect, preserve or insure any collateral;

(d) failure of the Guarantor to receive notice of any intended disposition of collateral;

(e) the cessation from any cause whatsoever of liability of the Borrower or any other guarantor of the Obligations, including any failure, negligence or omission by the Agent or the Lenders in enforcing their claims against the Borrower or any guarantor of the Obligations;

(f) any release of the Borrower or any other guarantor from its Obligations under the Credit Agreement or any other Loan Document, or any settlement or compromise with respect thereto;

(g) the invalidity or unenforceability of any of the Obligations;

(h) any change of ownership of the Borrower or any guarantor of the Obligations or the insolvency, bankruptcy or any other change in the legal status of the Borrower or any guarantor of the Obligations;

(i) any change in, or the imposition of, any law, decree, regulation or other governmental act that does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations;

(j) the existence of any claim, set-off or other rights that the Guarantor, the Borrower, any other guarantor of the Obligations or any other Person may have at any time against the Agent, any Lender, the Borrower or any other guarantor of the Obligations in connection herewith or any unrelated transaction;

(k) the Agent’s or any Lender’s election, in any case instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(l) any use of cash collateral, or grant of a security interest, by the Borrower or any guarantor of the Obligations, as debtor in possession, under Sections 363 or 364 of the Bankruptcy Code;

(m) the disallowance of all or any portion of any of the Agent’s or the Lenders’ claims for repayment of the Obligations under Section 502 or 506 or any other provision of the Bankruptcy Code;

(n) any rights, defenses, or benefits provided by Sections 365(c)(2) and 365(e)(2) or any other provision of the Bankruptcy Code; or

(o) any other fact or circumstance that might otherwise constitute grounds at law or equity for the discharge or release of the Guarantor from its obligations hereunder, all whether or not the Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (o) of this Section 3.3.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Consenting Lenders to enter into the Sixth Amendment and to induce the applicable Lenders to make the LIFO Revolving Loans and to continue to make, or permit to remain outstanding, as the case may be, their other respective Loans and other financial accommodations to the Borrower under the Credit Agreement, the Guarantor hereby represents and warrants to the Agent and each Lender that:

4.1. Existence; Compliance with Law. The Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is in compliance with its constituent documents, except where the failure to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect and (e) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2. Power and Authority. The execution, delivery and performance by the Guarantor of this Guaranty Agreement (a) are within the Guarantor’s limited partnership or similar powers and, at the time of execution thereof, have been duly authorized by all necessary parties (including, if applicable, holders of its equity securities), (b) do not (i) contravene the Guarantor’s constituent documents, (ii) violate any applicable Requirement of Law or (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of the Guarantor, in each case under this clause (iii), other than those conflicts, contraventions, defaults, breaches, terminations, or accelerations that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, this Guaranty Agreement and (c) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than those that, if not obtained, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3. Due Execution and Delivery. From and after its delivery to the Agent, this Guaranty Agreement has been duly executed and delivered to the other parties hereto by the Guarantor, is the legal, valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to enforcement of creditors’ rights generally and by general equitable principles.

4.4. Litigation. There are no pending (or, to the knowledge of the Guarantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Guarantor with, by or before any Governmental Authority other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5. No Defaults. The Guarantor is not in default under or with respect to any Contractual Obligation of the Guarantor, other than those defaults that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6. Investment Company Act. Neither the general partner of the Guarantor nor the Guarantor is an “investment company”, as such term is defined in the Investment Company Act of 1940.

4.7. Disclosure. The information prepared or furnished by or on behalf of the Guarantor in connection with this Guaranty Agreement or the consummation of the Amendment or any other transaction contemplated therein or related thereto, does not, when taken as a whole, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered; it being understood that for purposes of this Section 4.7, such information shall not include any projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

4.8. Available Capital Commitment. The Available Capital Commitment of the Guarantor equals or exceeds the Maximum Guaranteed Amount, and (a) no Sharing Fund or limited partner or other investor of the Guarantor whose commitment is included in such amount can terminate its commitment without the consent of the general partner of the Guarantor; (b) no Sharing Fund or limited partner or other investor commitments included in such amount will terminate until one hundred twenty-three (123) days have elapsed after the LIFO Maturity Date, and (c) the only condition to commitment payment is notice from the general partner of the Guarantor.

SECTION 5. COVENANTS

The Guarantor covenants and agrees with the Agent and the Lenders that, from and after the date of this Guaranty Agreement until the Guaranty Termination Date:

5.1. Available Capital Commitment. The Guarantor shall maintain at all times an Available Capital Commitment in an amount that equals or exceeds the Maximum Guaranteed Amount (less amounts, other than amounts payable pursuant to Section 2.6, actually paid by the Guarantor hereunder on account of the Guaranteed Obligations). Prior to the Guaranty Termination Date, (a) on the third Business Day of each calendar quarter and (b) upon request of the Agent made on any other Business Day, the Guarantor shall deliver to the Agent a certificate as to the Available Capital Commitment on the last day of the most recently ended fiscal quarter of the Guarantor ended at least three (3) days prior thereto.

5.2. [Reserved].

5.3. Maintenance of Existence. The Guarantor shall (a) preserve and maintain its legal existence and (b) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of clause (b), where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Compliance with Laws, Etc. The Guarantor shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5. [Reserved].

5.6. Consolidation or Merger. The Guarantor will not dissolve, liquidate, or wind up its affairs, or be a party to any transaction of merger or consolidation in which the Guarantor merges or consolidates with or into another Person, unless such Person is a Controlled Investment Affiliate of the Guarantor; provided that such Controlled Investment Affiliate shall agree to be bound by the terms of this Guaranty Agreement and, after giving effect to the such merger or consolidation, the Guarantor shall be in compliance with the covenants set forth herein and all representations and warranties herein shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as if made at such time, except to the extent that such representations or warranties expressly relate to an earlier time (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier time).

5.7. No Amendment. The Guarantor’s fund documents shall not be amended in any way that would violate this Guaranty Agreement or cause a breach of the representations and warranties contained in Section 4, in each case except as would not reasonably be expected to have a Material Adverse Effect (and in each case without duplication of any materiality qualifier contained therein).

SECTION 6. GUARANTOR EVENTS OF DEFAULT

6.1. Events of Default. Each of the following shall constitute a “Guarantor Event of Default,” whatever the reason for such event and whether it shall be voluntary or involuntary or be effectuated by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any other Governmental Authority or otherwise:

(a) This Guaranty Agreement or any material provision hereof shall cease to be in full force and effect with respect to the Guarantor, or the Guarantor or any Person acting by or on behalf of the Guarantor takes any action to terminate, invalidate, or rescind this Guaranty Agreement or denies or disaffirms in writing the Guarantor’s obligations under this Guaranty Agreement;

(b) The Guarantor shall default in the payment when due of any amounts payable by the Guarantor pursuant to this Guaranty Agreement;

(c) Any representation, warranty or statement made or deemed to be made by the Guarantor herein (which representations and warranties are made only as of the date hereof), or in any statement or certificate delivered or required to be delivered pursuant hereto, shall prove untrue in any material respect on the date as of which it was made or deemed to have been made;

(d) The Guarantor shall default in the due performance or observance of any term, covenant or agreement (other than as described in paragraphs (a), (b) and (c) of this Section 6):

(i)	contained in Section 5.1, 5.3(a) or 5.6, or

(ii)

contained in any Section of this Guaranty Agreement (other than Section 5.1, 5.3(a) or 5.6), and such default shall continue unremedied for a period of thirty (30) days after receipt by the Guarantor of notice from the Agent of such default; or

(e) A Guarantor Bankruptcy Event shall occur, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Guarantor’s assets.

The Guarantor shall promptly provide notice to the Agent upon the occurrence of any Guarantor Event of Default. Upon the occurrence and during the continuance of any Guarantor Event of Default, the Agent shall be entitled to exercise all rights under this Guaranty Agreement in respect thereof. The Guarantor and each Credit Party acknowledges that a Guarantor Event of Default shall constitute an immediate Event of Default under the Credit Agreement and the other Loan Documents.

SECTION 7. TERMINATION

7.1. Termination. Subject to Sections 2.6(d), 3.1 and 3.3, this Guaranty Agreement shall remain in full force and effect until the Guaranty Termination Date. Thereafter, but subject to the following, the Agent shall take such action and execute such documents as the Guarantor may reasonably request (and at the Guarantor’s or Borrower’s cost and expense) in order to evidence the termination of this Guaranty Agreement.

7.2. Reinstatement. Notwithstanding the occurrence of the Guaranty Termination Date, the Guarantor further agrees that, to the extent that the Borrower, Guarantor, or any other Person makes a payment or payments to the Agent or any of the Lenders on the Guaranteed Obligations, or the Agent or the Lenders receive any proceeds of Collateral securing the Guaranteed Obligations, which payment or receipt of proceeds or any part thereof is subsequently avoided, rescinded, invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to the Borrower, its estate, trustee, receiver, debtor in possession or any other Person, including the Guarantor (each of the foregoing, a “Reversal”), (a) under any insolvency or bankruptcy law, state or federal law, common law or equitable cause, or (b) upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any other Credit Party or the Guarantor or any substantial part of its property, or (c) for any similar reason, then to the extent of such payment, return or repayment, this Guaranty Agreement shall either be reinstated or continue in full force and effect in accordance with its terms, all as though such payment or payments had not been made, notwithstanding any contrary action that may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent’s or the Lenders’ rights under this Guaranty Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

SECTION 8. MISCELLANEOUS

8.1. Amendments in Writing. Neither this Guaranty Agreement nor any provision hereof may be changed, modified, amended or waived except with the written consent of the Guarantor, the Borrower, the Agent, and the Required LIFO Revolving Lenders; provided, however, that any change, modification, amendment or waiver directly and adversely affecting any Lender other than a LIFO Revolving Lender shall further require the prior written consent of Required Lenders.

8.2. Notices. All notices, requests and demands to or upon the Agent or the Guarantor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement; provided that any such notice, request or demand to or upon the Guarantor shall be addressed to the Guarantor at its notice address set forth below its signature block, or such other address as shall be notified in writing by the Guarantor to the other parties hereto.

8.3. Waivers of Failures; Delays; Etc. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder and no course of dealing between the Agent or any Lender, on the one hand, and the Guarantor, on the other hand, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies that the Agent or any Lender would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Lender to any other or further action in any circumstances without notice of demand.

8.4. Specific Performance. The Guarantor (a) expressly agrees that the Agent (on behalf of itself and the other Lenders) would be irreparably damaged if this Guaranty Agreement is not specifically enforced, and (b) irrevocably waives any defense based on the adequacy of a remedy at law in any action brought against the Guarantor under this Guaranty Agreement. Accordingly, upon a breach of the terms or provisions of this Guaranty Agreement by the Guarantor, the Agent shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, a decree for specific performance, and other appropriate injunctive and equitable relief, without the necessity of the posting of a bond or other security.

8.5. Successors and Assigns. The provisions of this Guaranty Agreement, including Section 2.6, shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Agent, the Lenders, any other Person that at any time held a right thereunder (as an indemnitee or otherwise), and their respective permitted successors and assigns; provided that the Guarantor may not assign, transfer, or delegate any of its rights or obligations under this Guaranty Agreement without the prior written consent of the Agent, except for any assignment by the Guarantor of all or a portion of its obligation to pay the Guaranteed Obligations to other Controlled Investment Affiliates of the Guarantor; provided further, that any such permitted assignee shall agree to be bound by the terms of this Guaranty Agreement and, after giving effect to any such assignment, the Guarantor shall be in compliance with the covenants set forth herein and all representations and warranties herein shall be true and correct as if made at such time. Any such purported assignment, transfer or delegation without such consent shall be null and void.

8.6. Set-Off. The Guarantor hereby irrevocably authorizes the Agent and, subject to the limitations in the Credit Agreement, each applicable Lender, at any time and from time to time while a Guarantor Event of Default shall have occurred and be continuing, without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set-off, appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Agent or such Lender may elect, against and on account of the obligations and liabilities of the Guarantor to the Agent or such Lender hereunder and claims of every nature and description of the Agent or such Lender against the Guarantor, in any currency, arising hereunder or otherwise, as the Agent or such Lender may elect, whether or not the Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Agent and each Lender shall notify the Guarantor promptly of any such set-off and the application made by the Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including other rights of set-off) that the Agent or such Lender may have.

8.7 Financial Condition of Borrower. The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, each other Credit Party and any other guarantor, maker or endorser of any Guaranteed Obligations or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Obligations or any part thereof that diligent inquiry would reveal, and the Guarantor hereby agrees that neither Agent nor any Lender shall have any duty to advise the Guarantor of information known to it regarding such condition or any such circumstances.

8.8. No Stay or Extension. The Guarantor’s obligation hereunder is to pay the Guaranteed Obligations, and any other amounts owing hereunder, in full in cash within ten (10) Business Days of demand pursuant to the terms hereof, and shall not be affected by any stay or extension of time for payment of the Borrower or any other guarantor of the Obligations resulting from any proceeding under the Bankruptcy Code or any similar law, or otherwise.

8.9. Loan Document. The parties hereto agree and acknowledge that this Guaranty Agreement shall be a “Loan Document,” as such term is defined in the Credit Agreement, for all purposes other than Section 9.1 of the Credit Agreement.

8.10. Execution in Counterparts. This Guaranty Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Guaranty Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.11. Taxes. Each payment by the Guarantor hereunder shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them), except as otherwise required by law. In the event applicable law requires the Guarantor to deduct any of the foregoing from a payment made hereunder, the Guarantor shall pay the Agent the additional amount necessary to ensure that, after all required deductions are made, each of the Agent and each other Lender receives the amount it would have received had no such deductions been made.

8.12. Severability. The illegality or unenforceability of any provision of this Guaranty Agreement in any jurisdiction shall not in any way affect or impair the legality or enforceability of such provision in other jurisdictions, or the legality or enforceability of the remaining provisions of this Guaranty Agreement.

8.13. Captions. The captions and headings of this Guaranty Agreement are for convenience of reference only and shall not affect the interpretation of this Guaranty Agreement.

8.14. Integration. This Guaranty Agreement and the other Loan Documents represent the agreement of the Guarantor, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties (written or oral) by the Agent or any Lender relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.15. Governing Law. The law of the State of New York shall govern all matters arising out of, in connection with or relating to this Guaranty Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

8.16. Jurisdiction. Any legal action or proceeding with respect to this Guaranty Agreement shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Guaranty Agreement, the Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Guaranty Agreement shall limit the right of the Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Agent determines that such action is necessary or appropriate to exercise its rights or remedies under this Guaranty Agreement. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

8.17. Acknowledgements. The Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty Agreement;

(b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Guarantor arising out of or in connection with this Guaranty Agreement or any of the other Loan Documents, and the relationship between the Guarantor, on the one hand, and the Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent and the Lenders or among the Guarantor and the Agent or the Lenders.

8.18. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR RELATED HERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO OR CONSENT TO THIS GUARANTY AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.18.

8.19. Service of Process. The Guarantor hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with this Guaranty Agreement by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Guarantor specified below its signature block (and shall be effective when such mailing shall be effective, as provided therein). Nothing contained in this Guaranty Agreement shall affect the right of the Agent or any Lender to serve process in any other manner permitted by applicable law. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.20. Effect of Amendment and Restatement. The parties hereto agree that upon the effectiveness of this Guaranty Agreement, the following shall be deemed to occur automatically without further action by any party hereto:

(a) the Original Guaranty Agreement shall be deemed to be amended and restated in its entirety in the form of this Guaranty Agreement;

(b) all Guaranteed Obligations under, and as defined in, the Original Guaranty Agreement shall in all respects be continuing after the effectiveness of this Guaranty Agreement and shall be deemed Guaranteed Obligations under, and as defined in, this Guaranty Agreement;

(c) this Guaranty Agreement shall not be deemed to evidence or result in a novation or repayment of the Guaranteed Obligations under the Original Guaranty Agreement;

(d) the execution, delivery and effectiveness of this Guaranty Agreement shall not operate as a waiver of any right, power or remedy of the Agent or any Lender under the Original Guaranty Agreement, nor constitute a waiver of any provision of the Original Guaranty Agreement, in each case except as expressly provided herein;

(e) all references in the other Loan Documents to the Original Guaranty Agreement shall be deemed to refer without further amendment to this Guaranty Agreement; and

(f) Guarantor acknowledges and agrees that it shall have no defense, setoff or counterclaim of any kind, nature or description to the Guaranteed Obligations based on any facts or circumstances arising on or prior to the date hereof.

8.21. Acknowledgment and Reaffirmation. By its execution hereof, the Guarantor hereby expressly (a) acknowledges and agrees to the terms and conditions of this Guaranty Agreement and the Sixth Amendment; (b) reaffirms all of its respective covenants, representations, warranties and other obligations set forth in this Guaranty Agreement (including as the same may be modified as a result of the Sixth Amendment); and (c) acknowledges that its respective covenants, representations, warranties and other obligations set forth in this Guaranty Agreement remain in full force and effect (including as the same may be modified as a result of the Sixth Amendment).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty Agreement to be duly executed and delivered as of the date first above written.

GUARANTOR:

KOHLBERG TE INVESTORS VII, L.P.

By:	Kohlberg Management VII, L.P., its General Partner

By:	Kohlberg GP Management VII, L.L.C., its General Partner

By:	/s/ Shant Mardirossian
Name: Shant Mardirossian
Title: Chief Operating Officer, Partner, Secretary and Treasurer

[Signature Page to Second Amended and Restated Sponsor Guaranty Agreement]

AGENT:

ANTARES CAPITAL LP, as Agent

By:	/s/ Heidi Rinehart
Name: Heidi Rinehart
Title: Duly Authorized Signatory

[Signature Page to Second Amended and Restated Sponsor Guaranty Agreement]

LIFO REVOLVING LENDERS:

ANTARES HOLDINGS LP, as a LIFO Revolving Lender

By:	Antares Holdings GP Inc., its general partner

By:	/s/ Mark Jarosz
Name: Mark Jarosz
Title: Duly Authorized Signatory

[Signature Page to Second Amended and Restated Sponsor Guaranty Agreement]

BORROWER:

SPINAL ELEMENTS, INC.

By:	/s/ Ted Jeon
Name: Ted Jeon
Title: Secretary

OTHER CREDIT PARTIES:

KAMD BUYER, INC.

By:	/s/ Christopher Anderson
Name: Christopher Anderson
Title: President

CUSTOM SPINE ACQUISITION, INC.

By:	/s/ Christopher Anderson
Name: Christopher Anderson
Title: President

DIRECT SPINE SOURCE, LLC

By:	/s/ Christopher Anderson
Name: Christopher Anderson
Title: President

OMNI ACQUISITION INC.

By:	/s/ Christopher Anderson
Name: Christopher Anderson
Title: President

[Signature Page to Second Amended and Restated Sponsor Guaranty Agreement]

SPINE ASSOCIATION FOR EDUCATION, INC.

By:	/s/ Christopher Anderson
Name: Christopher Anderson
Title: President

SPINE SELECT ACQUISITION, INC.

By:	/s/ Christopher Anderson
Name: Christopher Anderson
Title: President

[Signature Page to Second Amended and Restated Sponsor Guaranty Agreement]